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EXHIBIT 21

Anvil Holdings, Inc. Form 10-K
Year Ended February 1, 2003

SUBSIDIARIES OF THE REGISTRANT, ANVIL HOLDINGS, INC.

Name of Corporation	Jurisdiction of Incorporation
Anvil Knitwear, Inc.	Delaware
Cottontops, Inc.	Delaware
A.K.H., S.A.	Honduras
Estrella Mfg. Ltda., S.A.	Honduras
Star, S.A.	Honduras
Livna, Limitada	El Salvador
CDC GmbH	Germany

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  EXHIBIT 21